On December 11, 2013, the Board of Directors approved a resolution to reorganize Calvert VP Small Cap Growth Portfolio, a series of Calvert Variable Series, Inc. ("Acquired Portfolio"), into Calvert VP Russell 2000 Small Cap Index Portfolio, a series of Calvert Variable Products, Inc. ("Acquiring Portfolio"). The reorganization involved a transfer of all of the assets of the Acquired Portfolio for shares of the Acquiring Portfolio and the assumption of the liabilities of the Acquired Portfolio.  Shareholders of Calvert VP Small Cap Growth Portfolio voted to approve the reorganization on April 11, 2014, and the merger took place at the close of business on April 30, 2014.

On December 11, 2013, the Board of Directors approved a resolution to reorganize Calvert VP SRI Equity Portfolio, a series of Calvert Variable Series, Inc. ("Acquired Portfolio"), into Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc. ("Acquiring Portfolio"). The reorganization involved a transfer of all of the assets of the Acquired Portfolio for shares of the Acquiring Portfolio and the assumption of the liabilities of the Acquired Portfolio.  Shareholders of Calvert VP SRI Equity Portfolio voted to approve the reorganization on April 11, 2014, and the merger took place at the close of business on April 30, 2014.

On December 11, 2013, the Board of Directors approved a resolution to reorganize Calvert VP Income Portfolio, a series of Calvert Variable Series, Inc. ("Acquired Portfolio"), into Calvert VP Investment Grade Bond Index Portfolio, a series of Calvert Variable Products, Inc. ("Acquiring Portfolio"). The reorganization involved a transfer of all of the assets of the Acquired Portfolio for shares of the Acquiring Portfolio and the assumption of the liabilities of the Acquired Portfolio.  Shareholders of Calvert VP Income Portfolio voted to approve the reorganization on April 11, 2014, and the merger took place at the close of business on April 30, 2014.